Contact:        Dennis Lakomy                 Release Date: Immediate
                Chief Financial Officer
                (708) 757-2803


            CFC INTERNATIONAL, INC. ISSUES FIRST QUARTER 2004 OUTLOOK
            ---------------------------------------------------------

     Chicago Heights, Illinois, March 17, 2004 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) said today that sales for the first quarter are expected to be 20 to 22 percent higher than the same period in 2003. The Company's estimate reflects strong demand for its printed products and holographic products, as well as favorable European currency exchange rates on European sales. Earnings for the quarter are expected to be in the range of $.08 to $.10 per share on a fully diluted basis. The Company also preliminarily anticipates earnings per share on a fully diluted basis for the year to be $.44 to $.48, compared with the previous estimate of $.40 to $.44.

     "Our sales projections for the first quarter of 2004 are developing as we expected," said Roger Hruby, CFC's Chairman and CEO. "Earlier this year, a major competitor in printed products exited the market and, as a result, our domestic printed products sales are running approximately 96 percent ahead of last year for the two months ended February 29, 2004. In addition, sales for our worldwide holographic products are 85 percent stronger for the two months ended February 29, 2004 as compared to the same period last year."

     The Company also reports that it has completed its purchase of the additional land, manufacturing and warehouse space from Chroma Corporation as of February 18, 2004, and has started to relocate inventory and raw material into this space. In addition, the Company has moved material from a 10,000 square foot leased warehouse in Chicago Heights, Illinois into this newly acquired facility.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

                                       ###

     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.